WY Secretary of State
FILED: 06/12/2018 03:28 PM
Original ID: 2018-000796587
Amendment ID: 2018-002327355

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK OF EMERGENT HEALTH CORPORATION

Pursuant to the Wyoming Business Corporations Act

In accordance with the authority conferred by the laws of the state of Wyoming and the constituent documents of the Corporation, the sole director of Emergent Health Corporation (the Corporation), has established the following preferences for its Series B Convertible Preferred Stock (Series B), which shall consist of Twenty-five Million (25,000,000) shares. The Board of Directors of the Corporation shall adopt a resolution consistent with the requirements hereof prior to the issuance of Series B.

1. Purpose. It is the intention of the Incorporator that Series B shall provide for the issuance of shares to officers, directors, employees, consultants and others as compensation (including bonus) by reason of any contract, including specifically any qualified or non-qualified stock plan adopted by the Corporation, or in the discretion of the Board of Directors.

2. Dividend Rights. The Holders of Series B shall not be entitled to payment of a dividend.

3. Voting Rights. The Holders of Series B shall have no voting rights prior to conversion.

4. Liquidation Preference. The Holders of Series B shall not be entitled to any manner of liquidation preference payment, except that Holders will be permitted to immediately exercise their rights to Conversion, as set out herein, in the event the company determines to liquidate or suffers liquidation by reason of any order by a Court of competent jurisdiction.

5. Conversion.

Automatic Conversion

At the option of the Holder, after one (1) year each share of Series B will be convertible into one (1) share of the Corporation's Common Stock, at the time of (i) a change of control (as described below) or (ii) an underwritten initial public offering of shares of the Common Stock in which the net proceeds to the Corporation are not less than $5,000,000 (an "Initial Public Offering"). A "change of control" includes any of the following: (i) any merger or consolidation of the Corporation with or into any other entity or entities or any issuance, transfer or sale of securities or other voting control of the Corporation, as a result of which the shareholders of the Corporation immediately prior to such merger, consolidation, issuance, transfer or sale do not own, immediately after such merger, consolidation, issuance, transfer or sale, voting securities or other interests representing more than 66 2/3% of the combined voting power of the securities or other interests entitled to vote generally in the election of directors or other governing body of the surviving entity (or of the ultimate parent entity of such surviving entity if such surviving entity

Received
JUN 1 2 2018
Secretary of State
Wyoming

has any direct or indirect parent entities immediately after such merger, consolidation or sale) outstanding immediately after such merger, consolidation, issuance, transfer or sale, or (ii) any sale or other transfer of all or substantially all of the assets of the Company.

Voluntary Conversion

Excepting in the instance of an Automatic Conversion, as described herein, each share of Series B will be convertible into one (1) share of the Corporation's Common Stock at any time after the first anniversary of issuance, provided that no such conversion shall result in any converting Holder of Series B owning, directly or indirectly, including by reason of ownership of any other class of convertible shares, more than 9.9% of the Corporation's Common Stock. The Board of Directors may permit voluntary conversion on other grounds or basis, so long as in the best interests of the Corporation.

6. Redemption. Series B shall not be subject to redemption by the Corporation.

7. Covenants.

A. **Series B may not be offered, sold or hypothecated by any Holder absent approval from the Corporation's Board of Directors. In the event any Holder is subjected to a charging order or similar claim by a judgment creditor attaching or foreclosing upon the Series B, any rights incumbent hereto, specifically including any conversion rights, shall be immediately.**

B. **The Corporation may adopt one or more Qualified or Non-Qualified Employee Stock Plans covering the issuance and rights of Series B and make therein such elections as are in the best interests of the Corporation, not inconsistent with the terms of this Designation.**

IN WITNESS WHEREOF, the Director and Secretary has executed this Certificate as of this date.
Date: 6/6/18

Emergent Health Corporation

By: John V Cappello

John V. Cappello, President, Secretary and Sole Director